EXHIBIT 21

PLANTRONICS SUBSIDIARIES

Ameriphone, Inc.

Emtel, S.A.

Frederick Electronics Corporation

Pacific Plantronics, Inc.

Plamex, S.A. de C.V.

Plantronics A.G.

Plantronics Acoustics Italia, S.r.l.

Plantronics B.V.

Plantronics Canada Limited

Plantronics e-Commerce, Inc.

Plantronics France S.A.R.L.

Plantronics Futurecomms, Inc.

Plantronics GmbH

Plantronics Holdings Limited

Plantronics International do Brasil, Ltda.

Plantronics Japan Ltd.

Plantronics Limited

Plantronics Nordic AB

Plantronics Pty. Ltd.

Plantronics Singapore Pte. Ltd.

Plantronics Spain, S.L.